Exhibit 23

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-236049 and 333-273677) on Form S-8 and the registration statement (No. 333-236501) on Form S-3 of our report dated March 3, 2025, with respect to the consolidated financial statements of Accel Entertainment, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Chicago, Illinois
March 3, 2025